Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 21, 2025 relating to the financial statements of The Marzetti Company and subsidiaries, and the effectiveness of The Marzetti Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Marzetti Company and subsidiaries for the year ended June 30, 2025.

/s/ Deloitte & Touche LLP

Columbus, Ohio
November 19, 2025